Exhibit 24

POWER OF ATTORNEY

I, Margaret Milner Richardson, hereby authorize each of Thomas P. Lemke, Thomas C. Merchant and Erin L. Clark, acting individually, to execute and file on my behalf with the U.S. Securities and Exchange Commission one or more reports on Form 4 or Form 5 to reflect any changes in my beneficial ownership of Legg Mason, Inc. Common Stock (including derivative securities), and report any transactions resulting in such changes, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the related rules thereunder at any time and from time to time during the three year period ending September 30, 2009.

/s/ Margaret Milner Richardson
Margaret Milner Richardson

Date: September 28, 2006